Exhibit 10.3

EXECUTION VERSION

TAX SEPARATION AGREEMENT

This TAX SEPARATION AGREEMENT is dated as of December 18, 2008, by and between The Phoenix Companies, Inc. (“PNX”), a Delaware corporation, and Virtus Investment Partners, Inc. (“Spinco”), a Delaware corporation.

WHEREAS, as of the date hereof, PNX is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code, and the members of the affiliated group have heretofore joined in filing consolidated federal income Tax returns (the “Affiliated Group”);

WHEREAS, Phoenix Investment Management Company (“PIMCO”), a Delaware corporation, is a direct wholly-owned subsidiary of PNX;

WHEREAS, Spinco has entered into an Investment Agreement (as defined herein), pursuant to which, among other things, (i) PIMCO contributed (the “Contribution”) all of the issued and outstanding shares of common stock, par value $0.01 per share, of Virtus Partners, Inc. (formerly known as Virtus Investment Partners, Inc.) that PIMCO held to Spinco in exchange for (x) all of the shares of common stock, par value $0.01, of Spinco (the “Spinco Common Stock”), (y) 9,783 shares of Series A Non-Voting Convertible Preferred Stock of Spinco (the “Series A Preferred Stock”), all of which was sold to the Investor (as defined herein) subject to the terms and conditions of the Investment Agreement, and (z) 35,217 shares of Series B Voting Convertible Preferred Stock of Spinco (the “Series B Preferred Stock”) and (ii) PIMCO will, after such Contribution and immediately after the Distribution (as defined herein), subject to the terms and conditions of the Investment Agreement, sell to the Investor all of the Series B Preferred Stock owned by PIMCO and exchange all shares of the Series A Preferred Stock previously delivered to Harris with the same number of shares of the Series B Preferred Stock in a two-step transaction for an aggregate purchase price of $35 million.

WHEREAS, for United States federal income tax purposes, it is intended that the Contribution and the issuance and sale of the Spinco Common Stock, Series A Preferred Stock and Series B Preferred Stock will not qualify as tax-free under Section 351 of the Code;

WHEREAS, PNX and Virtus have entered into a Separation Agreement (as defined herein) whereby, subject to the terms and conditions thereof, PNX will, after the contribution by PIMCO of all of the outstanding shares of Spinco to PNX in accordance with the Separation Agreement, including the transfer of all the assets and liabilities of the Spinco Business (as defined herein) and subject to the terms and conditions of the Separation Agreement, distribute (the “Distribution”) to PNX’s stockholders all the shares of Spinco Common Stock;

WHEREAS, prior to the Distribution, PNX intends to cause Spinco to distribute Goodwin Capital Advisers, Inc. to PNX (the “Internal Distribution”). For all purposes of this Tax Separation Agreement, Goodwin Capital Advisers, Inc. shall be treated as a subsidiary of PNX, and not a subsidiary of Spinco; and

WHEREAS, as a result of the Distribution, the Parties desire to enter into this Tax Separation Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes, entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS

SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliated Group” shall have the meaning specified in the preamble hereof.

“Agreement” shall mean this Tax Separation Agreement.

“Business Day” or “Business Days” shall mean a day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.

“Closing of the Books Method” shall mean the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period), provided that any items not susceptible to such apportionment (such as real or personal property taxes imposed on a periodic basis) shall be apportioned on the basis of elapsed days during the relevant portion of the taxable period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean any agreement pursuant to which the parties named therein have agreed to terms under which they were permitted to review certain financial information relating to Spinco or the Spinco Business.

“Combined Group” shall mean a combined, unitary, or consolidated tax group that includes PNX or any of its subsidiaries, not including Spinco or any of its subsidiaries, on the one hand, and Spinco or any of its subsidiaries.

“Consolidated Return” shall mean any Tax Return relating to Income Taxes filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Tax Return relating to Income Taxes filed under state or local tax law which, in each case, includes PNX and at least one subsidiary.

“Contribution” shall have the meaning set forth in the preamble hereof.

“Distribution” shall have the meaning specified in the Separation Agreement.

“Distribution Date” shall mean the Business Day on which the Distribution is effected.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; or (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.

“Income Tax” shall mean any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

“Income Tax Returns” shall mean all Tax Returns relating to Income Taxes.

“Indemnification Tax Benefit” shall have the meaning specified in Section 2.4(b).

“Indemnified Tax” shall have the meaning specified in Section 2.4(b).

“Internal Distribution” shall have the meaning set forth in the preamble hereof.

“Investment Agreement” shall mean the agreement entitled “Investment and Contribution Agreement,” entered into by and among PIMCO, Spinco, the Investor and PNX, dated as of October 30, 2008.

“Investor” shall mean Harris Bankcorp, Inc.

“IRS” shall mean the Internal Revenue Service.

“Other Tax” shall mean any Tax other than an Income Tax.

“Party” shall mean either PNX or Spinco, as the case maybe.

“Payment Period” shall have the meaning specified in Section 2.4(c).

“PIMCO” shall have the meaning set forth in the preamble hereof.

“PNX” shall have the meaning specified in the preamble hereof.

“Preferred Stock” shall have the meaning set forth in the preamble hereof.

“Proceeding” shall mean any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.

“Refund” shall have the meaning specified in Section 2.2.

“Retained Liabilities” shall have the meaning specified in the Separation Agreement.

“Retained Liability Payment” shall have the meaning specified in Section 2.5.

“Retained Liability Tax Benefit” shall have the meaning specified in Section 2.5.

“Separation Agreement” shall mean the agreement entitled “Separation Agreement, Plan of Reorganization and Distribution,” entered into by and between PNX and Spinco, dated as of December 18, 2008.

“Series A Preferred Stock” shall have the meaning set forth in the preamble hereof.

“Series B Preferred Stock” shall have the meaning set forth in the preamble hereof.

“Spinco” shall have the meaning set forth in the preamble hereof.

“Spinco Business” shall have the same meaning as “Spinco Business” as defined in the Separation Agreement.

“Spinco Common Stock” shall have the meaning set forth in the preamble hereof.

“Straddle Period” shall mean any taxable period commencing prior to, and ending after, the Distribution Date.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.

“Taxing Authority” shall mean any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.

“Tax Returns” shall mean all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).

SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II. ALLOCATION OF TAX LIABILITIES

SECTION 2.1. Indemnity. (a) Without duplication, PNX shall indemnify Spinco from all liability for (i) Income Taxes of Spinco or any of its subsidiaries or relating to the Spinco Business with respect to taxable periods ending on or before the Distribution Date, (ii) Income Taxes of Spinco or any of its subsidiaries or relating to the Spinco Business for any Straddle Period, but only to the extent attributable to the portion of the Straddle Period ending on or before the Distribution Date, (iii) Income Taxes of any member of the Affiliated Group or any Combined Group, other than Spinco or any of its subsidiaries, for any taxable period, and (iv) Income Taxes resulting from the Internal Distribution. Taxes for a Straddle Period shall be apportioned in accordance with the Closing of the Books Method.

(b) Spinco shall indemnify PNX from all liability for (i) Other Taxes (excluding any such Taxes covered by Section 2.6) of Spinco or relating to the Spinco Business for any taxable period, (ii) any Income Taxes of Spinco or its subsidiaries or relating to the Spinco Business accruing after the Distribution Date under the Closing of the Books Method, including the portion of any Straddle Period beginning on the Distribution Date.

SECTION 2.2. Refunds. (a) Subject to Section 3.5, if a Party receives a refund, offset, credit, or other benefit (including interest received thereon) (a “Refund”) of Tax which the other Party would have been obligated to indemnify had the Refund been a payment, then the Party receiving the Refund shall promptly pay the amount of the Refund to the other Party, less reasonable costs and expenses incurred in connection with such Refund, including any Taxes on such Refund or interest thereon (net of any tax benefit actually realized for paying over such Refund).

(b) Each Party shall, if reasonably requested by the other Party, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any Refund to which such requesting Party is entitled under this Section 2.2.

SECTION 2.3. Contests.

(a) In the case of any Proceeding that relates to Taxes for which PNX is responsible under Section 2.1 hereof, PNX shall have the right to control, in its sole discretion, the conduct of such Proceeding. Subject to the foregoing, Spinco shall have the right to participate jointly in any Proceeding if the consequences of the resolution of such Proceeding could reasonably be expected to affect the tax liability of Spinco for any tax period to the extent such tax liability of Spinco is not subject to an indemnification by PNX hereinunder.

(b) In the case of any Proceeding that relates to Taxes for which Spinco is responsible under Section 2.1 hereof, Spinco shall have the sole right to control the conduct of such Proceeding. Subject to the foregoing, PNX shall have the right to participate jointly in any Proceeding if the consequences of the resolution of such Proceeding could reasonably be expected to affect the tax liability of PNX for any tax period to the extent such tax liability of PNX is not subject to an indemnification by Spinco hereinunder.

(c) In the case of any Proceeding that relates to a Straddle Period of Spinco or the Spinco Business, the parties shall use reasonable efforts to cause such Proceeding to be bifurcated between the period ending on the Distribution Date and the period beginning after the Distribution Date. If the parties are able to cause the audit to be so bifurcated, then Sections 2.3(a) and (b) hereof shall govern the control of such Proceedings. To the extent that the parties are unable to cause such bifurcation, PNX and Spinco shall jointly control such Proceeding.

(d) After the Distribution Date, each Party shall promptly notify the other Party in writing upon receipt of written notice of the commencement of any Proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party pursuant to Section 2.1 or could reasonably be expected to have an adverse Tax effect on the other Party. The failure of one Party to promptly forward such notification in accordance with the immediately preceding sentence shall not relieve the other Party of any obligation under this Agreement, except to the extent that the failure to promptly forward such notification actually prejudices the ability of the other Party to contest such Proceeding. Each Party shall, on a timely basis, keep the other Party informed of all developments in the Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.

SECTION 2.4. Treatment of Payments; After Tax Basis.

(a) PNX and Spinco agree to treat any indemnification payments (other than payments of interest pursuant to Section 2.4(c)) pursuant to this Agreement, including any payments made pursuant to Section 2.5, as either a capital contribution or a distribution, as the case may be, between PNX and Spinco occurring immediately prior to the Distribution, and to challenge in good faith any other characterization of such payments by any Taxing Authority. If, notwithstanding such good faith efforts, the receipt or accrual of any such payment (other than payments of interest pursuant to Section 2.4(c)) results in taxable income to the indemnified Party, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

(b) To the extent that any liability for Taxes that is subject to indemnification under Section 2.1 (an “Indemnified Tax”) gives rise to an Indemnification Tax Benefit to the indemnified Party in any taxable period, the indemnified Party will promptly remit to the indemnifying Party the amount of any such Indemnification Tax Benefit actually realized. For purposes of this Agreement, “Indemnification Tax Benefit” means a reduction in the amount of Taxes that are required to be paid or increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise. For purposes of this Agreement, an indemnified Party will be deemed to have actually realized an Indemnification Tax Benefit at the time the amount of Taxes such indemnified Party is required to pay is reduced or the amount of any refund due is increased. The amount of any Indemnification Tax Benefit in this Section 2.4(b) shall be calculated by comparing (i) the indemnified Party’s actual Tax liability taking into account any Indemnified Tax with (ii) what the indemnified Party’s Tax liability would have been without taking into account any Indemnified Tax. If, pursuant to this Agreement, the indemnified Party makes a remittance to the indemnifying Party of any Indemnification Tax Benefit and all or part of such

Indemnification Tax Benefit is subsequently disallowed, the indemnifying Party will promptly pay to the indemnified Party that portion of such remittance equal to the portion of the Indemnification Tax Benefit that is disallowed.

(c) Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a rate equal to the monthly average of the “prime rate” as published in the Wall Street Journal, compounded semi-annually. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due; provided, however, that this provision for interest shall not be construed to give the Party responsible for such payment the right to defer payment beyond the due date hereunder.

SECTION 2.5. Retained Liabilities. To the extent that any payments made by PNX in respect of the Retained Liabilities (a “Retained Liability Payment”) gives rise to a Retained Liability Tax Benefit to Spinco in any taxable period, Spinco will promptly remit to PNX the amount of any such Retained Liability Tax Benefit actually realized. For purposes of this Agreement, “Retained Liability Tax Benefit” means a reduction in the amount of Taxes that are required to be paid or increase in refund due, whether resulting from a deduction, credit, increased basis, or otherwise. For purposes of this Agreement, Spinco will be deemed to have actually realized a Retained Liability Tax Benefit at the time the amount of Taxes Spinco is required to pay is reduced or the amount of any refund due is increased. The amount of any Retained Liability Tax Benefit in this Section 2.5 shall be calculated by comparing (i) Spinco’s actual Tax liability taking into account any Retained Liability Payment with (ii) what Spinco’s Tax liability would have been without taking into account any Retained Liability Payment. If, pursuant to this Agreement, Spinco makes a remittance to PNX of any Retained Liability Tax Benefit and all or part of such Retained Liability Tax Benefit is subsequently disallowed, PNX will promptly pay to Spinco that portion of such remittance equal to the portion of the Retained Liability Tax Benefit that is disallowed.

SECTION 2.6. Transfer Taxes. Notwithstanding anything to the contrary herein, PNX shall bear any and all stamp, duty, transfer, sales and use or similar Taxes incurred in connection with the Distribution and Internal Distribution.

ARTICLE III. RETURNS AND TAXES ATTRIBUTABLE TO SPINCO

SECTION 3.1. PNX’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes.

(a) PNX shall prepare and file or cause to be prepared and filed all Tax Returns of Spinco or any of its subsidiaries or relating to the Spinco Business that are due on or before the Distribution Date (taking into account any valid extensions thereof), all Income Tax Returns relating to taxable periods ending on or before the Distribution Date and all Income Tax Returns of the Affiliated Group or any Combined Group.

(b) To the extent that Spinco or any of its subsidiaries or the Spinco Business is included in any Consolidated Return for a taxable period that includes the Distribution Date, PNX shall include in such Consolidated Return the results of Spinco and the Spinco Business on the basis of the Closing of the Books Method. To the extent permitted by law or administrative practice with respect to other Income Tax Returns, the taxable period relating to Spinco or the Spinco Business shall be treated as ending on the Distribution Date, and if the taxable period does not, in fact, end on the Distribution Date, the Parties shall apportion all tax items between the portions of the taxable period before and after the Distribution Date on the Closing of the Books Method.

SECTION 3.2. Spinco’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes. Spinco shall prepare and file or cause to be prepared and filed all Tax Returns relating to Other Taxes of Spinco or any of its subsidiaries or the Spinco Business that have not been filed before the Distribution Date. Spinco shall prepare and file or cause to be prepared and filed all Income Tax Returns relating to taxable periods of Spinco and its subsidiaries after the Distribution Date, except for Income Tax Returns of the Affiliated Group or any Combined Group and Income Tax Returns of Spinco for any Straddle Period as described in Sections 3.1 and 3.3.

SECTION 3.3. Responsibility for the Preparation of Straddle Period Income Tax Returns and for the Payment of Straddle Period Income Taxes. PNX shall prepare and file or cause to be prepared and filed all Income Tax Returns of Spinco for any Straddle Period. All such Income Tax Returns that are to be prepared and filed by PNX pursuant to this paragraph shall be submitted to Spinco not later than thirty (30) days prior to the due date for filing of such Tax Returns (or if such due date is within 45 days following the Distribution Date, as promptly as practicable following the Distribution Date). Spinco shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return. If Spinco, within ten (10) business days after delivery of any such Tax Return, notifies PNX in writing that it objects to any of the items in such Tax Return, PNX and Spinco shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both PNX and Spinco. Upon resolution of all such items, the relevant Straddle Period Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by PNX and Spinco.

SECTION 3.4. Manner of Preparation. All Income Tax Returns filed on or after the Distribution Date shall be prepared and filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a Final Determination to the contrary, a controlling change in law or circumstances, or accounting method changes pursuant to applications that are approved by the Internal Revenue Service, all Income Tax Returns of Spinco for tax periods commencing prior to the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used with respect to the Spinco Business for the most recent taxable periods for which Tax Returns of the Affiliated Group have been filed.

SECTION 3.5. Carrybacks. Spinco agrees and will cause its subsidiaries not to carry back any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. To the extent that Spinco or any of its subsidiaries is required by applicable law to carry back any such net operating losses, capital losses or credits, any refund of Taxes attributable to such carryback shall be for PNX’s account.

SECTION 3.6. Retention of Records; Cooperation; Access.

(a) PNX and Spinco shall, and shall cause each of their subsidiaries to retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by PNX or Spinco and for any Tax matter covered by this Agreement, including any Proceeding relating to such Tax Returns or to any Taxes payable by PNX or Spinco or any of their subsidiaries.

(b) Subject to the provisions of Section 3.8, PNX and Spinco shall reasonably cooperate with one another in a timely manner with respect to any Tax matter covered by this Agreement, including any Proceeding described in Section 2.3. PNX and Spinco shall, and shall cause each of their subsidiaries to cooperate and provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by PNX or Spinco and for any Proceeding relating to such Tax Returns or to any Taxes payable by PNX or Spinco and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Tax matter covered by this Agreement, including any Proceeding described in Section 2.3 as reasonably requested by either PNX or Spinco. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 3.6(b) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees; provided, however, that any costs (including but not limited to attorneys’ fees and expenses) arising from the requested Party’s failure to cooperate under this Section 3.6(b) shall be payable by such Party.

(c) The obligations set forth above in Sections 3.6(a) and 3.6(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

SECTION 3.7. Tax Treatment. Notwithstanding anything to the contrary in this Agreement, the Parties hereto acknowledge that PIMCO intends to treat the Contribution and the issuance and sale of the Spinco Common Stock, Series A Preferred Stock and Series B Preferred Stock as not qualifying as a transfer to a controlled corporation under Section 351(a) or (b) of the Code, and Investor agrees not to take any position for United Stated federal income tax purposes that is inconsistent with that treatment.

SECTION 3.8. Confidentiality; Ownership of Information; Privileged Information. The provisions of Article XI of the Separation Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.

ARTICLE IV. MISCELLANEOUS

SECTION 4.1. Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter, including, without limitation, any tax sharing agreement previously entered into by the Parties.

SECTION 4.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both Parties.

SECTION 4.3. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

SECTION 4.4. Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

To PNX:

The Phoenix Companies, Inc.

One American Row

Hartford, Connecticut 06102

Attention: General Counsel

Fax: (860) 403-7899

With copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary I. Horowitz

Fax: (212) 455-2502

To Spinco:

Virtus Investment Partners, Inc.

100 Pearl Street, 9 th Floor

Hartford, Connecticut 06103

Attention: Kevin J. Carr

Fax: (860) 241-1028

With copies to:

Day Pitney LLP

200 Campus Drive

Florham Park, New Jersey 07932

Attention: Warren J. Casey

Fax: (973) 966-1015

SECTION 4.5. Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

SECTION 4.6. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto.

SECTION 4.7. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

SECTION 4.8. Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

SECTION 4.9. Additional Members. Any new members of the Affiliated Group shall automatically become a Party to this Agreement upon becoming members.

SECTION 4.10. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 4.11. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

SECTION 4.12. Exhibits. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

SECTION 4.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

SECTION 4.14. Consent to Jurisdiction. The Parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the Parties hereto arising out of this Agreement shall be any state or federal court sitting in New York, New York and each of the Parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any Party to obtain execution of judgment in any other jurisdiction.

SECTION 4.15. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE PHOENIX COMPANIES, INC.

By:	/s/ Peter A. Hofmann
Name:	Peter A. Hofmann
Title:	Chief Financial Officer

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ George R. Aylward, Jr.
Name:	George R. Aylward, Jr.
Title:	President

[Signature Page – Tax Separation Agreement]